EXHIBIT 10.1
Rehabilitation Plan Implementation Agreement
     This agreement is executed as of the date set forth below between John Garamendi, Insurance Commissioner of the State of California, in his capacity as Trustee of the Mission Insurance Company Trust, the Mission National Insurance Company Trust and the Enterprise Insurance Company Trust, on the one hand, and Covanta Holding Corporation, formerly known as Danielson Holding Corporation and as Mission Insurance Group, Inc. on the other hand.
Definitions
     1. “Allocated Shares” shall have the meaning ascribed to such term in Paragraph 25 below.
     2. “Agreement” shall mean this Rehabilitation Plan Implementation Agreement, including the Exhibits attached hereto.
     3. “Amendment Agreement” shall mean the Amendment to Agreement Regarding Closing, attached hereto as Exhibit A and incorporated by reference into this document and made a part hereof.
     4. “Closing Agreement” shall mean the Agreement Regarding Closing dated as of August 9, 1990, by and among the Insurance Commissioner as conservator of Mission American Insurance Company and Compac Insurance Company; as liquidator of Mission Insurance Company, Enterprise Insurance Company and Mission National Insurance Company; and as ancillary liquidator of

Holland-America Insurance Company and Mission Reinsurance Corporation, and the Director of the Division of Insurance of the State of Missouri.
     5. “Covanta” shall mean Covanta Holding Corporation.
     6. “Danielson” shall mean Danielson Holding Corporation.
     7. “EICT” shall mean Enterprise Insurance Company Trust.
     8. “Exchange Act” shall have the meaning ascribed to such term in Paragraph 42 below.
     9. “Implementation Payment” shall have the meaning ascribed to such term in Paragraph 27 below.
     10. “Insurance Commissioner” shall mean John Garamendi, Insurance Commissioner of the State of California, or his predecessor(s) and successor(s) in office, as the case may be.
     11. “Latent Allocated Shares” shall have the meaning ascribed to such term in Paragraph 31 below.
     12. “Latent Deficiency Claims” shall have the meaning ascribed to such term in Paragraph 29 and specifically identified in Paragraph 30 below.
     13. “Latent Deficiency Claims Administration Procedures Agreement” shall mean that certain agreement by and among the Insurance Commissioner, in his capacity as Trustee of MICT, MNICT, and EICT, on the one hand, and Covanta on the other hand, attached hereto as Exhibit B and incorporated by reference into this document and made a part hereof.
     14. “Liquidation Court” shall have the meaning ascribed to such term in Paragraph 22 below.
     15. “MICT” shall mean Mission Insurance Company Trust.
     16. “MNICT” shall mean Mission National Insurance Company Trust.
     17. “RRR Agreement” shall mean the Agreement of Reorganization, Rehabilitation, and Restructuring entered into by the Insurance Commissioner as conservator of Mission American Insurance Company and Compac Insurance Company; as liquidator of Mission Insurance Company, Enterprise Insurance Company, and Mission National Insurance Company; and as ancillary liquidator of Holland-America Insurance Company and Mission Reinsurance Corporation with the Missouri Insurance Director, as Receiver of Holland-America Insurance Company and Mission Reinsurance Corporation, and with the Mission Insurance Group, Inc.
     18. “Rehabilitation Agreement” shall mean collectively, the RRR Agreement, the Closing Agreement and the trust agreements for each of MICT, MNICT and EICT.
     19. “Trustee” shall mean the Insurance Commissioner, in his capacity as Trustee.

Initial Recitals
     20. Mission Insurance Company, Mission National Insurance Company, and Enterprise Insurance Company are or were California-domiciled property and casualty insurance companies.
     21. On October 31, 1985, on the application of the Insurance Commissioner, the Superior Court for the County of Los Angeles issued an order which placed Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company into conservation proceedings, in case number C 572 724.
     22. On February 24, 1987, the Superior Court for the County of Los Angeles, (the “Liquidation Court”) entered those orders which placed Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company in liquidation proceedings in the case captioned Insurance Commissioner of the State of California v. Mission Insurance Company, et al., case number C 572 724.
     23. As of December 13, 1989, the Insurance Commissioner, as Liquidator of Mission Insurance Company, Mission National Insurance Company, Enterprise Insurance Company, and as Conservator of Mission American Insurance Company and Compac Insurance Company, entered into the RRR Agreement with Missouri

Insurance Director as Receiver of Holland-America Insurance Company and Mission Reinsurance Corporation, and with Mission Insurance Group, Inc.
     24. On April 25, 1990, the Final Order of Rehabilitation was issued by the Liquidation Court which had the effect, inter alia, of entering a rehabilitation order as to Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company and, upon closing of the transactions described in the RRR Agreement, resulted in the creation of MICT, MNICT and EICT, pursuant to the agreement of MICT, the agreement of MNICT and the agreement of EICT.
     25. Pursuant to the Rehabilitation Agreement, as of August 15, 1990, an aggregate of 1,648,488 shares of Covanta common stock were issued to the Insurance Commissioner to be held for and on behalf of holders of Deficiency Claims (as defined in the RRR Agreement) (the “Allocated Shares”), which Allocated Shares have been allocated to MICT (1,172,874 shares), MNICT (399,751 shares) and EICT (75,863 shares).
     26. The parties to this Agreement now seek to enter into a further agreement to implement the RRR agreement.
Implementation Payment
     27. Upon satisfaction of the conditions precedent set forth in Paragraph 54(i) through (vii) below of this Agreement and in consideration of the settlement of disputes regarding the interpretation of the Rehabilitation Agreement, Covanta agrees to make the following cash contributions to MICT, MNICT and EICT (collectively, the “Implementation Payment”) within ten days following satisfaction of such conditions precedents set forth in Paragraphs 53 and 54 of this Agreement, in order to facilitate the effectuation of the terms of the Rehabilitation Agreement and the winding up of such trusts:
          a. MICT: six million five hundred four thousand, two hundred seventy seven dollars ($6,504,277).
          b. MNICT: two million two hundred sixteen thousand, eight hundred fifty five dollars ($2,216,855).
          c. EICT: four hundred twenty thousand seven hundred five dollars ($420,705).
Distribution of Shares Pursuant to the Rehabilitation Agreement
     28. Pursuant to the Rehabilitation Agreement, the Insurance Commissioner now holds, as agent for and on behalf of claimants against the Mission National Insurance Company and Mission Insurance Company, the Allocated Shares to be distributed as provided in Section 2.1 of the RRR Agreement to holders of “Deficiency Claims,” as defined in Section 1.8 of the RRR Agreement.
     29. In order to effectuate the terms of the RRR Agreement, the parties enter into this Agreement to set forth a method of distributing the Allocated Shares to holders of Deficiency Claims. The parties recognize that numerous claimants filed proofs of claims which were approved by the Trustee. The parties reaffirm that the unpaid portion of such claims shall be treated as Deficiency Claims. This Agreement recognizes, however, that additional Deficiency Claims (as defined in the RRR Agreement) are held by additional claimants, which additional claims shall be referred to as “Latent Deficiency Claims,” as specifically identified in Paragraph 30 below. Although holders of Latent Deficiency Claims cannot qualify for cash distributions pursuant to California Insurance Code Sections 1011 et seq., this Agreement confirms and recognizes that such Latent Deficiency Claims do qualify to share in distributions of the Allocated Shares pursuant to the RRR Agreement.
     30. In order to qualify for treatment as Latent Deficiency Claims, a claimant’s claim must be a claim that is a Deficiency Claim, as defined in Section 1.8 of the RRR Agreement, pursuant to applicable law, that would qualify the claimant as a creditor pursuant to California Insurance Code Sections 1021 to 1024 and 1032, except that one or more of the following factors applies:
          a. the claimant(s) did not meet the August 18, 1995 deadline for filing amendments to proofs of claims, pursuant to the amended final liquidation dividend plan;

          b. the claimant(s)’ claims were otherwise valid policyholder priority claims within the meaning of Section 1033 of the California Insurance Code, but did not become liquidated (in whole or in part) and certain within the meaning of California Insurance Code Section 1025 by the court-ordered deadline of December 31, 2003 (for purposes of clarity and the definition of Latent Deficiency Claims, but not for the purpose of any revaluation of proofs of claims for the purposes of distributions under Section 1033 of the California Insurance Code, and without limiting the generality of the foregoing, this category includes claims of claimants under direct insurance contracts issued by Mission Insurance Company, Mission National Insurance Company and Enterprise Insurance Company that were settled for less than the stated amount of such claims); or
          c. the claimant(s)’ claims were otherwise valid non-policyholder priority claims within the meaning of Section 1033 of the California Insurance Code, but did not become liquidated (in whole or in part) and certain within the meaning of California Insurance Code Section 1025 by the court-ordered deadline of August 2, 2004 (for purposes of clarity and the definition of Latent Deficiency Claims, but not for the purpose of any revaluation of proofs of claims for the purpose of distributions under Section 1033 of the California Insurance Code, and without limiting the generality of the foregoing, this category includes claims of claimants under reinsurance contracts issued by Mission Insurance Company,

Mission National Insurance Company and Enterprise Insurance Company that were settled for less than the stated amount of such claims).
     31. Pursuant to the Rehabilitation Agreement and this Agreement, the Insurance Commissioner shall agree to distribute to holders of Latent Deficiency Claims, a portion of the Allocated Shares equal in total amount to the Implementation Payment divided by the average closing price for the ten (10) trading days for shares of Covanta common stock immediately preceding the Court approval of this Agreement (“the Latent Allocated Shares”) to holders of Latent Deficiency Claims as follows:
          a. The Trustee shall make a preliminary allocation of the Allocated Shares in accordance with the RRR Agreement to holders of approved yet unpaid Deficiency Claims that do not qualify as Latent Deficiency Claims;
          b. The Trustee shall make a preliminary allocation of the Latent Allocated Shares in accordance with the RRR Agreement and this Agreement to holders of approved yet unpaid claims that qualify as Latent Deficiency Claims;
          c. As to EICT, the Insurance Commissioner may distribute cash in lieu of shares if such a distribution is required to ensure equality of distribution to the Latent Deficiency Claims.
          d. Consistent with the proportionality requirements of former section 108(e)(8)(B) of the Internal Revenue Code, following the issuance of the order of the Liquidation Court establishing the amount of the Latent Deficiency Claims and a determination by Covanta of all holders of Latent Deficiency Claims, Covanta shall review the preliminary allocations of Latent Allocated Shares and advise the Trustee of Covanta’s final determination of the number of Latent Allocated Shares to be distributed to holders of Latent Deficiency Claims and shall coordinate with the Trustee to effect such distributions.
          e. Consistent with the proportionality requirements of former section 108(e)(8)(B) of the Internal Revenue Code, following the issuance of the order of the Liquidation Court establishing the amount of the Latent Deficiency Claims, the Trustee may distribute to holders of Deficiency Claims that portion of the Allocated Shares that have not been designated as Latent Allocated Shares; provided, however, that the parties will meet and confer, as necessary, to ensure and agree that any proposed distribution complies with the tax proportionality requirements of former Section 108(e)(8)(B) of the Internal Revenue Code.
     32. Covanta shall be responsible, at its own expense, to administer the Latent Deficiency Claims administration procedures, as set forth below.
Latent Deficiency Claims Administration
     33. Covanta shall administer the responsibilities regarding the identification, processing and evaluation of the Latent Deficiency Claims, as set forth herein. Covanta will reimburse the Insurance Commissioner’s Conservation and Liquidation Office staff in assisting Covanta in performing its duties and providing assistance under this Agreement, subject to an aggregate limitation of $200,000; provided, however, that such limitation shall not apply to and Covanta shall reimburse the Insurance Commissioner’s Conservation and Liquidation Office for (i) the actual costs charged by the storage facilities for the retrieval of information requested by Covanta and (ii) the costs and expenses for actuarial, accounting and attorneys fees incurred by the Insurance Commissioner, including the costs and fees of the Insurance Commissioner’s Conservation and Liquidation Office staff and attorneys, which amount is estimated to be approximately $175,000, in connection with the negotiation of this Agreement.
     34. Covanta shall bear the sole responsibility for ensuring that Latent Deficiency Claims are identified and evaluated under this Agreement and the RRR Agreement. The Trustee and the Insurance Commissioner’s Conservation and Liquidation Office staff shall have no liability arising from a failure of Covanta to identify and evaluate Latent Deficiency Claims.
     35. The Insurance Commissioner’s Conservation and Liquidation Office staff shall provide Covanta with a complete listing of substantially all proofs of claims which were timely filed in compliance with the September 12, 1987 claims filing requirements from the records of EICT, MICT and MNICT.

     36. The parties shall request a court order which provides, to the extent permissible at law, that Covanta shall be immune from suit or liability to any individual claimant in its performance of its duties. Covanta shall continue to owe such duties to the Trustee, including, without limitation, a duty of good faith and fair dealing, and the Trustee shall have the right to enforce Covanta’s duties on behalf of the claimants.
     37. Covanta may utilize third party administrators or similar third party claims services to assist Covanta with its discharge of its obligations hereunder. Any such third party administrator or other claims processor shall be subject to the Trustee’s written approval, which shall not be unreasonably withheld, and shall be utilized at Covanta’s sole expense and under Covanta’s control. Each such third party company shall be insured by a liability insurance policy with a limit of no less than one million dollars ($1,000,000) per occurrence in each policy year and two million dollars ($2,000,000) per policy year in the aggregate. The Trustee shall be named as an additional insured in each such policy. The Trustee may waive this requirement in his sole discretion as to a particular third party claims processor.
     38. The Insurance Commissioner retains the right to oversee the claims procedures adopted by Covanta to ensure that the implementation of these procedures is consistent with this Agreement.

     39. Covanta shall have the duty to advise the Trustee of the identity and amount of each claim of a claimant with a Latent Deficiency Claim. The Trustee shall have the right to review all claims files, correspondence, arbitration materials, and other documents submitted by claimants or otherwise pertinent to the evaluation of the Latent Deficiency Claims, excepting only the privileged attorney-client correspondence and attorney work product of Covanta. For purposes of this paragraph, claims files materials, and other claims evaluation materials or documents submitted by claimants in seeking evaluation of Latent Deficiency Claims shall be deemed not privileged from review by the Insurance Commissioner.
     40. Nothing in this Agreement shall create a right of any claimant to share in cash distributions from EICT, MNICT, or MICT. The claims procedure in this Agreement shall be limited to the determination of “Latent Deficiency Claims” for purposes of implementing the Rehabilitation Agreement, and shall not be binding for or determinative of any other issue.
     41. Covanta shall utilize commercially reasonable best efforts to ensure that the Latent Deficiency Claims administration procedures are completed on or prior to December 31, 2006. Representatives of Covanta and the Insurance Commissioner’s Conservation and Liquidation Office shall confer not less frequently than on a quarterly basis to discuss the status of the administration of

Latent Deficiency Claims and such other related matters in connection with the performance of this Agreement.
Further Assurances and Disclosure Covenants
     42. Covanta acknowledges and agrees that: (a) this Agreement, upon execution and satisfaction of the conditions precedent set forth in Paragraphs 53 and 54 hereof, shall be a “material definitive agreement not made in the ordinary course of business” to Covanta as defined under Item 601(b)(10) under Regulation S-K, as promulgated by the U.S. Securities and Exchange Commission; (b) Covanta is obligated to file all reports required to be filed by Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”); (c) pursuant to Rule 13a-11 of the Exchange Act, Covanta is required to file Current Reports on Form 8-K; (d) a material definitive agreement is required to be disclosed under Item 1.01 of a Current Report on Form 8-K within the time periods set forth therein; and (e) pursuant to its obligations under, and in accordance with, applicable federal securities laws, including Rule 13a-11, Covanta shall file a Current Report on Form 8-K to disclose its entering into a material definitive agreement.
     43. As set forth in more detail in the Amendment Agreement attached hereto as Exhibit A, Covanta agrees to make appropriate, accurate and timely disclosure of this Agreement or its terms in its required filings with applicable regulatory authorities, including the Securities and Exchange Commission and the Internal Revenue Service.
     44. Covanta agrees to indemnify and hold harmless the Insurance Commissioner and the Trustee from any claims, demands, losses, liabilities, attorneys’ fees, costs, incidental damages, actual damages, or consequential damages imposed upon the Trustee or the Insurance Commissioner arising from, or relating to, Covanta’s performance or failure to perform under this Agreement. The Insurance Commissioner and the Trustee may retain counsel of their choosing and Covanta shall reimburse the Trustee for the reasonable fees and expenses incurred by the Trustee in accordance herewith. If the Insurance Commissioner or the Trustee selects the California Attorney General’s office as his counsel, then Covanta shall reimburse the fees and costs associated with that office at the rate that office charges or attributes to the Insurance Commissioner or the Trustee.
     45. BY THIS PARAGRAPH BUT SUBJECT TO PARAGRAPHS 48 AND 49, THE TRUSTEE DISCLAIMS ANY AND ALL WARRANTIES AND REPRESENTATIONS, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES THAT THIS AGREEMENT SHALL ACHIEVE THE PURPOSES FOR WHICH COVANTA MAY INTEND IT, ANY WARRANTY OR REPRESENTATION AS TO THE FINANCIAL CONDITION OF THE TRUSTS FOR WHICH THE TRUSTEE ACTS, AND ANY WARRANTY OR

REPRESENTATION OF ANY REPRESENTATIVE OF THE TRUSTEE, INCLUDING ITS COUNSEL. COVANTA ENTERS INTO THIS TRANSACTION AT ITS OWN RISK AND EXPENSE, AFTER DOING ITS OWN DUE DILIGENCE, WITHOUT ANY RIGHT TO RELY UPON ANY REPRESENTATION OR WARRANTY NOT EXPRESSLY CONTAINED IN THIS AGREEMENT. The parties reaffirm and incorporate the provisions of the RRR Agreement, including in particular Article 6.
     46. COVANTA MAY NOT RECOVER ANY SPECIAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF THIS AGREEMENT. TO THE GREATEST EXTENT PERMITTED BY LAW, COVANTA WAIVES AND RELEASES THE INSURANCE COMMISSIONER AND THE TRUSTEE FROM ANY CLAIM THAT THEY HAVE MADE ANY REPRESENTATION, OMISSION OR WARRANTY TO INDUCE EXECUTION OF THIS AGREEMENT.
RELEASE AND REAFFIRMATION
     47. To the greatest extent permitted by law but subject to Paragraphs 48 and 49, Covanta releases and holds harmless the Insurance Commissioner, MICT, MNICT, and EICT, their agents, employees, deputies, attorneys, and representatives, from any and all claims, demands, indemnities, requirements, liabilities of any kind or nature, except as limited in the following paragraph. This release includes a release of any claims in contract, in tort, in statutory violation, at law, in equity, for indemnity, for damages, for consequential expenses, or otherwise, including claims under the RRR Agreement expressly covered by the terms of this Agreement. This release extends to claims known and unknown, to contingent claims, to liquidated claims, to unliquidated claims, to claims not yet perfected or accrued, and to claims of any affiliate of Covanta of any kind or nature.
     48. Subject to Paragraph 49, the release set forth in this Agreement shall be limited in this single and isolated respect: While Covanta releases the Insurance Commissioner from all claims for breach of contract prior to the date of this Agreement, including claims for breach of the RRR Agreement, of any kind or nature, both parties hereby reaffirm and effectuate the RRR Agreement, and nothing in this release is to disavow or disaffirm future obligations to perform under the RRR Agreement. For avoidance of doubt, the parties’ intention is that EICT, MNICT and MICT are fully released as to any claim, including a claim under the RRR Agreement, other than claims for future breaches of the RRR Agreement.

     49. The parties recite, acknowledge and waive the benefit of California Civil Code Section 1542, which provides:

/s/ CA Covanta’s initials	“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the debtor”.

The Trustee’s initials
     50. The parties recognize that Covanta’s release is intended to be as broad as possible except as to the performance of obligations or as otherwise provided in this Agreement (including all Exhibits and other attachments hereto or agreements entered into or delivered in connection with this Agreement).
Amendment Agreement
     51. The parties agree that the tax-related provisions of the Rehabilitation Agreement shall be modified in the form set forth in the Amendment Agreement, which is attached to this Agreement as Exhibit A.
Determination of Latent Deficiency Claims Amount
     52. The parties shall jointly request a court order that provides, among other things, a determination of the amount of the minimum ultimate aggregate liability to holders of Latent Deficiency Claims. Covanta shall engage an independent accounting or actuarial expert, reasonably acceptable to all parties, to provide and submit to the Liquidation Court in support of such request, a declaration(s) of the amount of Latent Deficiency Claims.

Conditions Precedent
     53. The obligations of the Insurance Commissioner to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part only by a writing by the Insurance Commissioner:
     (i) the Liquidation Court shall have approved this Agreement.
     (ii) the Liquidation Court shall have entered orders which, among those orders, contain the following provisions:
          a. an order which closes the liquidation cases;
          b. an order which provides that MICT, MNICT and EICT shall stay in existence through at least December 31, 2010, to complete the tasks remaining in their wind-up, subject to earlier termination;
          c. an order which authorizes entry into this Agreement; and
          d. an order which establishes the minimum amount of the Latent Deficiency Claims to be covered under this Agreement, which amount shall be consistent with the amount requested by the parties as described in Paragraph 52 above;
     (iii) The parties shall have executed the Amendment Agreement in substantially the form attached hereto as Exhibit A;

     (iv) The parties shall have executed the Latent Deficiency Claims Administration Procedures Agreement in substantially the form attached hereto as Exhibit B;
     (v) The Insurance Commissioner shall have been satisfied, in his sole discretion, with the results of his legal, accounting, actuarial, tax and other due diligence investigations;
     (vi) Covanta shall have received all required approvals, including without limitation, the approval of the Insurance Commissioner, as regulator;
     (vii) The Insurance Commissioner shall have received, and be entitled to rely upon, an opinion issued to Covanta by Covanta’s tax counsel reasonably acceptable to the Insurance Commissioner; and
     (viii) The Insurance Commissioner shall have received a secretary’s certificate evidencing the authority of Covanta to enter into this Agreement.
     54. The obligations of Covanta to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part only by a writing by Covanta:
     (i) the Liquidation Court shall have approved this Agreement.
     (ii) the Liquidation Court shall have entered orders which, among those orders, contain the following provisions:

          a. an order which closes the liquidation cases;
          b. an order which provides that MICT, MNICT and EICT shall stay in existence through at least December 31, 2010, to complete the tasks remaining in their wind-up, subject to earlier termination;
          c. an order which authorizes entry into this Agreement by the Insurance Commissioner;
          d. an order which establishes the minimum amount of the Latent Deficiency Claims to be covered under this Agreement, which amount shall be consistent with the amount requested by the parties as described in Paragraph 52 above; and
          e. an order which confirms that Covanta shall have no personal duty or liability to the claimants for its work as Latent Deficiency Claims administrator under this Agreement; and
          f. an order enjoining all claimants against the EICT, MICT and MNICT from pursuing any claim or legal process of any kind against Covanta, its officers, directors, employees, agents, personnel and attorneys, as to any claim arriving from or related to this Agreement;
     (iii) The parties shall have executed the Amendment Agreement in substantially the form attached hereto as Exhibit A;

     (iv) The parties shall have executed the Latent Deficiency Claims Administration Procedures Agreement in substantially the form attached hereto as Exhibit B;
     (v) Covanta shall have been satisfied, in its sole discretion, with the results of its legal, accounting, actuarial, tax and other due diligence investigations; and
     (vi) Covanta shall have received all required approvals, including without limitation the approval of the Insurance Commissioner, as regulator.
Document Access
     55. The Trustee hereby grants to Covanta, its officers, employees, agents, contractors, attorneys, experts, consultants and representatives access to the proof of claim files and claims files as to the potential Latent Deficiency Claims. Covanta agrees that such materials shall be kept in the strictest confidence, and that Covanta shall not, and shall cause its officers, employees, agents, contractors, attorneys, experts, consultants and representatives not to, disclose the materials in those files, in whole or in part, to any third person or entity, or otherwise make any use of the files or any of their materials except as set forth in Paragraph 56 below, without the express written permission of the Trustee.

     56. The confidentiality provisions set forth in Paragraph 55 above shall be qualified in each, and only in each, of the following ways:
          a. documents publicly available shall not be within the confidentiality provisions of Paragraph 55;
          b. documents may be used to correspond with claimants;
          c. documents may be used in the evaluation of Latent Deficiency Claims and in any appeals from such evaluations; and
          d. documents may be used by Covanta for the purposes of performing its obligations or responding to actions under this Agreement, the Latent Deficiency Claims Administration Procedures Agreement and Amendment Agreement.
     57. Covanta shall notify each person authorized by Covanta to work with the documents covered by the confidentiality provisions set forth in paragraph 55 of Covanta’s and their obligations of confidentiality and shall cause (a) its officers, employees, agents, attorneys and accountants to comply with these confidentiality provisions and (b) its contractors, experts, consultants and other third party representatives to execute a confidentiality agreement in substantially the form attached hereto as Exhibit C.
     58. The Trustee may set commercially reasonable terms of document access, including the location of the access, whether Covanta will be provided with the original documents or instead will be required to make copies. Upon the request of Covanta, the Trustee shall provide reasonable assistance to Covanta in accessing the information contained in such documents. Any actual expenses incurred in connection with this access shall be borne exclusively by Covanta.
Covanta’s Annual Administrative Commitment
     59. Covanta agrees to bear the costs to administer this Agreement and the RRR Agreement. All expenses of the Trustee’s staff in administering this Agreement shall qualify as “expenses” to be charged at the rate(s) customarily charged at their then-current rate sheet and shall be applied against the reimbursement cap set forth in Paragraph 33 hereof. Covanta shall pay any such charges within thirty days of receiving an invoice, with reasonable documentation, to make such a payment. In no event shall the Trustee or the Insurance Commissioner have any liability for the cost of administering Latent Deficiency Claims.
     60. In addition to the cost of administering this Agreement, Covanta shall pay the pro rata cost of distribution of the Latent Allocated Shares under the RRR Agreement, using the same mechanism as that used by EICT, MICT and MNICT.

Additional Covenants
     61. If any regulatory approvals are required, including but not limited to, the approval of the Insurance Commissioner as regulator, then Covanta shall be responsible for obtaining those approvals.
     62. Nothing in this Agreement is intended to alter the liquidation priorities set forth in California Insurance Code Section 1033. The Allocated Shares (including the Latent Allocated Shares) are distributed solely through the rehabilitation plan set forth in the RRR Agreement, and do not constitute any variation from the RRR Agreement. Nothing in this Agreement or transactions contemplated by this Agreement alters Section 1025 of the California Insurance Code, or any other requirements of the California Insurance Code.
     63. Based upon the fact that the aggregate amount of Allocated Shares held by the Insurance Commissioner as agent for and on behalf of MICT, MNICT and the other former Mission Insurance Group, Inc. trusts is less than 5% of the issued and outstanding shares of Covanta common stock and that such shares are no longer subject to the escrow obligations of Article Fifth of Covanta’s certificate of incorporation, Covanta shall cause new stock certificates, representing the Allocated Shares (including the Latent Allocated Shares), to be issued in the name of the Insurance Commissioner to be delivered to a third party escrow agent selected by the Insurance Commissioner for purposes of the distribution of such shares in accordance with Paragraph 31 hereof.
Miscellaneous Provisions
     64. The Trustee shall be entitled to issue any press release or releases regarding this Agreement or setting forth the facts about this Agreement. Covanta will consult with the Trustee prior to issuing a press release specifically relating to this Agreement; provided, however, that nothing herein shall restrict Covanta’s ability to comply with its disclosure obligations under applicable laws, including without limitation, the federal securities and tax laws, rules and regulations, or any applicable listing agreement, manual, by-laws, rules or regulations of any national securities exchange.
     65. Covanta shall bear its own expenses of negotiation and effectuation of this Agreement, including all expenses of performance, including, without limitation, all expenses for agents, brokers, attorneys, and its own personnel.
     66. Upon notice from the Trustee that he no longer intends to maintain records or data that relate to the income tax of the trusts, Covanta, shall have the right, at its sole cost and expense, to take possession of and to maintain such records.
     67. The Trustee is a party to this Agreement and the other agreements contemplated in this Agreement, only in his representative capacity as Trustee and as agent for and on behalf of holders of Latent Deficiency Claims, and not individually. The State of California is not a party to this Agreement. Neither the Trustee nor the Insurance Commissioner, nor their agents, employees, attorneys, deputies or representatives, shall have personal liability in connection with this transaction.
     68. This Agreement, together with the Rehabilitation Agreement, the Amendment Agreement, the Latent Deficiency Claims Administration Procedures Agreement and any other agreements or documents entered into or issued in connection with this Agreement, are intended to be an integrated and comprehensive expression of the parties’ agreement. This Agreement shall be construed such that it implements and effectuates the terms set forth herein, and such that it imposes upon the Trustee no duties other than those expressly set forth in this Agreement or such other agreements entered into in connection with this Agreement.
     69. This Agreement is governed by California law, without regard to principles of conflicts of law.
     70. The headings and captions in this Agreement are set forth for convenience only, and shall not be deemed a part of this Agreement.
     71. The recitals herein are introductory only and are not binding agreements.

     72. There are no representations, warranties, conditions or covenants not set forth in this Agreement (including all Exhibits and attachments hereto or certificates or other documents issued in writing by the Insurance Commissioner or Trustee in connection with this Agreement) and the Rehabilitation Agreement. The Insurance Commissioner and the Trustee assume no additional duties through entry of this Agreement which are not expressly set forth herein.
     73. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived in writing, but such waiver or failure to insist upon a duty, obligation or condition shall not waive or estop the right of a party to require performance of a subsequent duty, condition or obligation. Any waiver of a term of this Agreement must be written and signed by a duly authorized representative of the party on whose behalf the waiver is being made.
     74. Each party shall execute and deliver to the other party such documents as may reasonably be required to effectuate this document, but nothing in this Agreement shall impose the duty on the Trustee or Covanta to enter into additional agreements not set forth in this Agreement.
     75. In the event that the conditions precedent set forth in Paragraphs 53 and 54 above are not satisfied or waived in writing, in all respects, on or before March 31, 2006, then this Agreement shall be deemed to be terminated and of no force or effect.

     76. This Agreement may be executed in counterparts, which, when combined, shall constitute a single Agreement.
     77. Any disputes arising from or relating to this Agreement shall be submitted to the Liquidation Court for resolution; provided, however, that if the liquidation of MICT, MNICT and EICT is closed, then the party initiating the dispute shall petition to re-open the case. If the case is not open or re-opened, then the Superior Court of Los Angeles County, California shall have jurisdiction over any such dispute, and, to the extent permitted by law, such jurisdiction shall be exclusive as to all matters other than enforcement of judgments.
     78. The addresses for notice and for counsel are set forth below the signatures. Each party may change its address for notice by written notice. Notices may be given by mail, by facsimile or by federal express; provided, however, that if facsimile notice is given, then a letter shall also be sent by mail.
     So agreed as of January 11, 2006:
John Garamendi, Insurance Commissioner of the State of California, in his capacity as Trustee of the MICT, the MNICT and the EICT

/s/ David E. Wilson David E. Wilson, Special Deputy Insurance Commissioner

Additional notice to:

Mohsen Sultan
Conservation and Liquidation Office
425 Market Street, 23rd Floor
San Francisco, CA 94105-2406

Jack Hom
State of California Insurance Department
45 Fremont Street, 19th Floor
San Francisco, CA 94105-2204

Robert H. Nunnally, Jr.
Wisener*Nunnally*Gold, LLP
625 W. Centerville Road, Suite 110
Garland, Texas 75041

Covanta Holding Corporation

By:	/s/ Craig D. Abolt Craig D. Abolt
Title:	Senior Vice President and Chief Financial Officer

With additional notice to:

Timothy J. Simpson
Senior Vice President and General Counsel
Covanta Holding Corporation
40 Lane Road
Fairfield, NJ 07004

David S. Stone
Neal, Gerber & Eisenberg LLP
2 North LaSalle Street
Suite 2200
Chicago, IL 60602

C. Guerry Collins
Lord Bissell & Brook LLP
300 South Grand Avenue
8th Floor
Los Angeles, California 90071

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